UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Stratus Properties Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

212 Lavaca St., Suite 300, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 478-5788

(Former Name or Former Address, if Changed since Last Report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:         N/A         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                    None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Stratus Properties Inc. (“Stratus”) hereby amends its registration statement on Form 8-A, which Stratus filed with the Securities and Exchange Commission on September 22, 2020, as follows:

Item 1.  Description of Registrant’s Securities To Be Registered.

On March 12, 2021, Stratus and Computershare Inc., a Delaware corporation, as rights agent, entered into an Amendment (the “Amendment”) to the Stockholder Rights Agreement, dated as of September 22, 2020 (the “Rights Agreement”). The Amendment amends the Rights Agreement to remove references to the defined concept of “acting in concert” from the Rights Agreement.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which is attached hereto as Exhibit 4.1, and the Amendment, a copy of which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.	Description
3.1	Composite Certificate of Incorporation of Stratus Properties Inc.
4.1	Stockholder Rights Agreement, dated as of September 22, 2020, by and between Stratus Properties Inc. and Computershare Inc., as Rights agent (which includes the Form of Rights Certificate as Exhibit C thereto) (incorporated herein by reference to Exhibit 4.1 to Stratus’ Current Report on Form 8-K filed on September 22, 2020).
4.2	Amendment to Stockholder Rights Agreement, dated as of March 12, 2021, by and between Stratus Properties Inc. and Computershare Inc., as Rights Agent (incorporated herein by reference to Exhibit 4.2 to Stratus’ Current Report on Form 8-K filed on March 15, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

STRATUS PROPERTIES INC.

Date: March 15, 2021
	By:	/s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President and Chief Financial Officer (authorized signatory and Principal Financial Officer)